Exhibit 3(ii)

INDEX

TO BYLAWS OF

EVANS BANCORP, INC.

ARTICLE I -	MEETING OF SHAREHOLDERS
Section 101. Section 102. Section 103. Section 104.	Place of Meetings Annual Meetings Special Meetings Conduct of Shareholders’ Meetings
ARTICLE II -	DIRECTORS AND BOARD MEETINGS
Section 201. Section 202. Section 203. Section 204. Section 205. Section 206. Section 207. Section 208. Section 209. Section 210. Section 211. Section 212.	Management by Board of Directors
Nomination for Directors
Directors Must be Shareholders
Eligibility and Mandatory Retirement
Number of Directors
Classification of Directors
Vacancies
Compensation of Directors
Organization Meeting
Regular Meetings
Special Meetings
Reports and Records
ARTICLE III-	COMMITTEES
Section 301.	Appointment of Committee Members
ARTICLE IV-	OFFICERS
Section 401. Section 402. Section 403. Section 404. Section 405. Section 406. Section 407. Section 408. Section 409.	Officers Chairperson of the Board President Vice Presidents Secretary Treasurer Assistant Officers Compensation General Powers

ARTICLE V-	INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 501. Section 502. Section 503. Section 504. Section 505. Section 506.	Right to Indemnification Authorization of Indemnification Right of Claimant to Bring Suit Non-Exclusivity of Rights Insurance Severability
ARTICLE VI-	SHARES OF CAPITAL STOCK
Section 601. Section 602.	Authority to Sign Share Certificates Lost or Destroyed Certificates
ARTICLE VII-	GENERAL
Section 701. Section 702. Section 703. Section 704. Section 705.	Fiscal Year Record Date Absentee Participation in Meetings Emergency Bylaws Severability
ARTICLE VIII -	AMENDMENT OR REPEAL
Section 801. Section 802.	Amendment or Repeal by the Board of Directors Recording Amendments and Repeals
ARTICLE IX -	APPROVAL OF AMENDED BYLAWS AND RECORD OF AMENDMENTS AND REPEALS
Section 901. Section 902.	Approval and Effective Date Amendments or Repeals

BYLAWS OF
EVANS BANCORP, INC.

These Bylaws are supplemental to the New York Business Corporation Law and other applicable provisions of law, as the same shall from time to time be in effect.

ARTICLE I. — MEETING OF SHAREHOLDERS

Section 101. Place of Meetings. All meetings of the shareholders shall be held at such place or places, within or without the State of New York, as shall be determined by the Board of Directors from time to time.

Section 102. Annual Meetings. The annual meeting of the shareholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held at such date or hour as may be fixed by the Board of Directors. Any business which is a proper subject for shareholder action may be transacted at the annual meeting, irrespective of whether the notice of said meeting contains any reference thereto, except as otherwise provided by applicable law.

Section 103. Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors, the Chairperson of the Board, the President, or by the shareholders entitled to cast at least twenty-five percent (25%) of the vote which all shareholders are entitled to cast at the particular meeting.

Section 104. Conduct of Shareholders’ Meetings. The Chairperson shall preside at all shareholders’ meetings. In the absence of the chairperson, the President shall preside or, in his/her absence, any officer designated by the Board of Directors. The officer presiding over the shareholders’ meeting may establish such rules and regulations for the conduct of the meeting as he/she may deem to be reasonably necessary or desirable for the orderly and expeditious conduct of the meeting. Unless the officer presiding over the shareholders’ meeting otherwise requires, shareholders need not vote by ballot on any question.

ARTICLE II. — DIRECTORS AND BOARD MEETINGS.

Section 201. Management by Board of Directors. The business and affairs of the Corporation shall be managed by its Board of Directors. The Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, regulation, the Certificate of Incorporation or these Bylaws directed or required to be exercised or done by the shareholders.

Section 202. Nomination for Directors. Nominations for directors to be elected at an annual meeting of shareholders, except those made by the Board of Directors of the Corporation, must be submitted to the Secretary of the Corporation in writing not less than 14 days nor more than 50 days immediately preceding the date of the meeting, provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to meeting is given to shareholders, such nominations shall be mailed or delivered to the Secretary of the Corporation not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Corporation that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Corporation owned by the notifying shareholder. Nominations not made in accordance herewith may, in his/her discretion, be disregarded by the presiding officer of the meeting, and upon his/her instruction, the vote tellers may disregard all votes cast for each such nominee. In the event the same person is nominated by more than one shareholder, the nomination shall be honored, and all shares of capital stock of the Corporation shall be counted if at least one nomination for that person complies herewith.

Amended Section 203. Director Must be Shareholders; Stock Ownership. – Dated December 18, 2007. Every director must be a shareholder of the Corporation and must own in his or her own right a qualifying equity interest in the Corporation (the “Qualifying Shares”) of not less than $10,000 aggregate market value at the time he or she becomes a director of the Corporation and, thereafter, during his or her term; provided, however, that in the event the aggregate market value of a director’s Qualifying Shares shall be less than $10,000 during a director’s term, such director shall immediately, subject to legal and policy restrictions on acquiring shares of the Corporation’s stock, acquire such additional shares of the Corporation’s stock such that the aggregate market value of the director’s Qualifying Shares shall be not less than $10,000. The value of a director’s Qualifying Shares as at the beginning of his or her term in office shall be determined as of the date purchased or the date on which the individual becomes a director, whichever value is greater. If, during a director’s term, he or she is restricted from acquiring such number of additional shares of the Corporation’s stock, so that the aggregate market value of the director’s Qualifying Shares is not less than $10,000, the director shall, as soon as possible after the restriction is lifted, acquire such additional shares.

Amended Section 204. Eligibility and Mandatory Retirement — Dated July 16, 1996. Commencing with the annual meeting of the shareholders in 1997, no person shall be eligible to be newly elected or appointed as a director as he/she shall have attained the age of seventy years. Notwithstanding the foregoing, the mandatory retirement provisions of this section shall not apply retroactively to those directors presently serving as director. Any director of this Corporation, with the exception of the present directors as specified above, who attains the age of seventy years shall cease to be a director (without any action on his/her part) at the close of business on the day prior to the date of the next shareholders’ meeting at which directors are to be elected regardless of whether or not his/her term as a director would otherwise expire at such shareholders’ meeting. The Board of Directors may designate one or more persons who have retired form the Board as honorary members of the Board. Such honorary members may attend meetings of the Board but shall have no authority to vote or receive compensation.

Section 205. Number of Directors. The Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) shareholders, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof.

Section 206. Classification of Directors. The directors shall be divided into three (3) classes, as nearly equal in number as possible, known as Class 1, consisting of not more than eight (8) directors; Class 2, consisting of not more than eight (8) directors; and Class 3, consisting of not more than nine (9) directors. Such classes shall become effective after the first annual meeting of shareholders in 1989. The initial directors of Class 1 shall serve until the second (2nd) annual meeting of shareholders. At the second (2nd) annual meeting of shareholders, the directors of Class 1 shall be elected for a term of three (3) years and, after expiration of such term, shall thereafter be elected every three (3) years for three (3) year terms. The initial directors of Class 2 shall serve until the third (3rd) annual meeting of shareholders. At the third (3rd) annual meeting of the shareholders, the directors of Class 2 shall be elected for a term of three (3) years and, after the expiration of such term, shall thereafter be elected every three (3) years for three (3) year terms. The initial directors of Class 3 shall serve until the fourth (4th) annual meeting of shareholders. At the fourth (4th) annual meeting of shareholders, the directors of Class 3 shall be elected for a term of three (3) years and, after the expiration of such term, shall thereafter be elected every three (3) years for three (3) year terms. Each director shall serve until his/her successor shall have been elected and shall qualify, even though his/her term of office as herein provided has otherwise expired, except in the event of his/her earlier resignation, removal or disqualification.

Section 207. Vacancies. Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the remaining members of the Board, even though less than a quorum. Increases in the Board of Directors between annual meetings of shareholders shall be limited to not more than two members per year. Any director elected to fill a vacancy in the Board of Directors shall become a member of the same Class of directors in which the vacancy existed; but if the vacancy is due to an increase in the number of directors a majority of the members of the Board of Directors shall designate such directorship as belonging to Class 1, Class 2 or Class 3 so as to maintain the three (3) classes of directors as nearly equal in number as possible. Each director so elected shall be a director until his/her successor is elected by the shareholders, who may make such election at the next annual meeting of the shareholders or at any special meeting duly called for that purpose and held prior thereto.

Section 208. Compensation of Directors. No director shall be entitled to any salary as such; but the Board of Directors may fix, from time to time, a reasonable annual fee for acting as a director and a reasonable fee to be paid each director for his/her services in attending meetings of the Board and meetings of committees appointed by the Board. The Corporation may reimburse directors for expenses related to their duties as a member of the Board.

Section 209. Organization Meeting. The President or Secretary, upon receiving the certificate of the judges of the result of any election, shall notify the directors-elect of their election and of the time at which they are required to meet for the purpose of organizing the new Board and electing and appointing officers of the Corporation for the succeeding year. Such meeting shall be held on the day of the election or as soon thereafter as practicable, and, in any event, within thirty days thereof. If, at the time fixed for such meeting, there shall not be a quorum present, the directors present may adjourn the meeting, from time to time, until a quorum is obtained.

Section 210. Regular Meetings. Regular meetings of the Board of Directors shall be held on such day, at such hour, and at such place, consistent with applicable law, as the Board shall from time to time designate or as may be designated in any notice from the Secretary calling the meeting. Notice need not be given of regular meetings of the Board of Directors which are held at the time and place designated by the Board of Directors. If a regular meeting is not to be held at the time and place designated by the Board of Directors, notice of such meeting, which need not specify the business to be transacted thereat and which may be either verbal or in writing, shall be given by the Secretary to each member of the Board at least twenty-four (24) hours before the time of the meeting.

A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business. If at the time fixed for the meeting, including the meeting to organize the new Board following the annual meeting of shareholders, a quorum is not present, the directors in attendance may adjourn the meeting from time to time until a quorum is obtained.

Except as otherwise provided herein, a majority of those directors present and voting at any meeting of the Board of Directors shall decide each matter considered. A director cannot vote by proxy, or otherwise act by proxy at a meeting of the Board of Directors.

Section 211. Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson of the Board, the President or at the request of three or more members of the Board of Directors. A special meeting of the Board of Directors shall be deemed to be any meeting other than the regular meeting of the Board of Directors. Notice of the time and place of every special meeting, which need not specify the business to be transacted thereat and which may be either verbal or in writing, shall be given by the Secretary to each member of the Board at least twenty-four (24) hours before the time of such meeting excepting the Organization Meeting following the election of directors.

Section 212. Reports and Records. The reports of officers and Committees and the records of the proceedings of all Committees shall be filed with the Secretary of the Corporation and presented to the Board of Directors, if practicable, at its next regular meeting. The Board of Directors shall keep complete records of its proceedings in a minute book kept for that purpose. When a director shall request it, the vote of each director upon a particular question shall be recorded in the minutes.

ARTICLE III. — COMMITTEES.

Section 301. Appointment of Committee Members. The Chairman/President shall appoint members of the Committees and the Chairperson of each such committee which are approved by the Board of Directors at the Annual Reorganization Meeting. The Board of Directors may appoint, from time to time, other committees for such purposes and with such powers as the Board may determine.

ARTICLE IV. — OFFICERS.

Section 401. Officers. The officers of the Corporation shall be a Chairperson of the Board, a President, one (1) or more Vice Presidents, a Secretary, a Treasurer, and such other officers and assistant officers as the Board of Directors may from time to time deem advisable. Except for the President, Secretary and Treasurer, the Board may refrain from filling any of the said offices at any time and from time to time. The same individual may hold any two (2) or more offices except both the office of President and Secretary. The officers shall be elected by the Board of Directors at the Annual Reorganization Meeting, in the same manner and for such terms as the Board of Directors from time to time shall determine. Any officer may be removed at any time, with or without cause, and regardless of the term for which such officer was elected, but without prejudice to any contract right of such officer. Each officer shall hold his office for the current year for which he was elected or appointed by the Board unless he shall resign, becomes disqualified, or be removed at the pleasure of the Board of Directors.

Section 402. Chairperson of the Board. The Board of Directors shall elect a Chairperson of the Board at the organization meeting of the Board following each annual meeting of shareholders at which directors are elected. The Chairperson of the Board shall be a member of the Board of Directors and shall preside at the meetings of the Board and perform such other duties as may be prescribed by the Board of Directors.

Section 403. President. The President shall have general supervision of all of the departments and business of the Corporation and shall prescribe the duties of the other officers and employees and see to the proper performance thereof. The President shall be responsible for having all orders and resolutions of the Board of Directors carried into effect. The President shall execute on behalf of the Corporation and may affix or cause to be affixed a seal to all authorized documents and instruments requiring such execution, except to the extent that signing and execution thereof shall have been delegated to some other officer or agent of the Corporation by the Board of Directors or by the President. The President shall be a member of the Board of Directors. In the absence or disability of the Chairperson of the Board or his/her refusal to act, the President shall preside at meetings of the Board. In general, the President shall perform all the duties and exercise all the powers and authorities incident to such office or as prescribed by the Board of Directors.

Section 404. Vice Presidents. The Vice Presidents shall perform such duties, do such acts and be subject to such supervision as may be prescribed by the Board of Directors or the President. In the event of the absence or disability of the President or his/her refusal to act, the Vice Presidents, in the order of their rank, and within the same rank in the order of their authority, shall perform the duties and have the powers and authorities of the President, except to the extent inconsistent with applicable law.

Section 405. Secretary. The Secretary shall act under the supervision of the President or such other officers as the President may designate. Unless a designation to the contrary is made at a meeting, the Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and record all of the proceedings of such meetings in a book to be kept for that purpose, and shall perform like duties for the standing Committees when required by these Bylaws or otherwise. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the Board of Directors. The Secretary shall keep a seal of the Corporation, and, when authorized by the Board of Directors or the President, cause it to be affixed to any documents and instruments requiring it. The Secretary shall perform such other duties as may be prescribed by the Board of Directors, President, or such other supervising officer as the President may designate.

Section 406. Treasurer. The Treasurer shall act under the supervision of the President or such other officer as the President may designate. The Treasurer shall have custody of the Corporation’s funds and such other duties as may be prescribed by the Board of Directors, President or such other supervising officer as the President may designate.

Section 407. Assistant Officers. Unless otherwise provided by the Board of Directors, each assistant officer shall perform such duties as shall be prescribed by the Board of Directors, the President or the officer to whom he/she is an assistant. In the event of the absence or disability of an officer or his/her refusal to act, his/her assistant officer shall, in the order of their rank, and within the same rank in the order of their seniority, have the powers and authorities of such officer.

Section 408. Compensation. The salaries and compensation of all officers and assistant officers shall be fixed by or in the manner designated by the Board of Directors.

Section 409. General Powers. The officers are authorized to do and perform such corporate acts as are necessary in the carrying on of the business of the Corporation, subject always to the direction of the Board of Directors.

ARTICLE V. — INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 501. Right to Indemnification. Any person who was, is, or is threatened to be made a party to any action or proceeding, whether civil or criminal (including an action by or in the right of the Corporation or any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of this Corporation), by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, shall be indemnified by the Corporation against all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense or appeal of any such action or proceeding, and against any other amounts, expenses and fees similarly incurred; provided that no indemnification shall be made to or on behalf of any director or officer where indemnification is prohibited by applicable law. This right of indemnification shall include the right of a director or officer to receive payment from the Corporation for expenses incurred in defending or appealing any such action or proceeding in advance of its final disposition; provided that the payment of expenses in advance of the final disposition of an action or proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it should be determined ultimately that the director or officer is not entitled to be indemnified. The preceding right of indemnification shall be a contract right enforceable by the director or officer with respect to any claim, cause of action, action or proceeding accruing or arising while this Bylaw shall be in effect.

Section 502. Authorization of Indemnification. Any indemnification provided for by Section 501 shall be authorized in any manner provided by applicable law or, in the absence of such law:

(a)	by the Board of Directors acting by a quorum of directors who are not parties to such action or proceeding, upon a finding that there has been no judgment or other final adjudication adverse to the director or officer which establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

(b)	if a quorum under clause (a) is not obtainable, (i) by the Board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because there has been no such judgment or other final adjudication adverse to the director or officer, or (ii) by the shareholders upon a finding that there has been no such judgment or other final adjudication adverse to the director or officer.

Section 503. Right of Claimant to Bring Suit. If a claim of indemnification is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to recover the expenses of prosecuting such claim.

Section 504. Non-Exclusivity of Rights. The rights conferred on any person under this Article shall not be exclusive of any other right which may exist under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Section 505. Insurance. Subject to the laws of New York, the Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation against any expense, liability or loss of the general nature contemplated by this Article, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the laws of New York.

Section 506. Severability. It is the intent of the Corporation to indemnify its officers and directors to the fullest extent authorized by the laws of New York as they now exist or may hereafter be amended. If any portion of this Article shall for any reason be held invalid or unenforceable by judicial decision or legislative amendment, the valid and enforceable provisions of this Article will continue to be given effect and shall be construed so as to provide the broadest indemnification permitted by law.

ARTICLE VI. — SHARES OF CAPITAL STOCK.

Section 601. Issuance; Stock Ownership. The shares of capital stock of the Corporation shall be either represented by certificates or uncertificated, and shall be issued and transferred pursuant to and in accordance with the Corporation’s Bylaws and the provisions of New York Business Corporation Law, as the same may be amended or modified. Stock certificates shall be signed by the President and by the Secretary or an Assistant Secretary. Any or all signatures upon a stock certificate may be facsimiles. The certificates of shares shall be in such form as shall be prescribed by the Board of Directors. Within a reasonable time after the issue or transfer of uncertificated shares, the Corporation shall send the registered owner thereof a written notice containing the information required on certificates by the New York Business Corporation Law.

Section 602. Lost or Destroyed Certificates. Any person claiming a share certificate to be lost, destroyed or wrongfully taken shall receive a replacement certificate if such person shall have:

(a) requested such replacement certificate before the Corporation has notice that the shares have been acquired by a bona fide purchaser;

(b) provided the Corporation with an indemnity agreement satisfactory in form and substance to the Board of Directors, or the President or the Secretary; and

(c) satisfied any other reasonable requirements (including providing an affidavit and a surety bond) fixed by the Board of Directors, or the President or the Secretary.

ARTICLE VII. — GENERAL

Section 701. Fiscal Year. The fiscal year of the Corporation shall begin on the first (1st) day of January in each year and end on the thirty-first (31st) day of December in each year.

Section 702. Record Date. The Board of Directors may fix any time whatsoever (but not more than fifty (50) days) prior to the date of any meeting of shareholders, or the date for the payment of any dividend or distribution, or the date of the allotment of rights, or the date when any change or conversion or exchange of shares will be made or will go into effect, as a record date for the determination of the shareholders entitled to notice of, or to vote at, any such meetings, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares.

Section 703. Absentee Participation in Meetings. One (1) or more directors may participate in a meeting of the Board of Directors, or of a Committee of the Board, by means of a conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other.

Section 704. Emergency Bylaws. In the event of any emergency resulting from a nuclear attack or similar disaster, and during the continuance of such emergency, the following Bylaw provisions shall be in effect, notwithstanding any other provisions of the Bylaws:

(a)	A meeting of the Board of Directors or of any Committee thereof may be called by any officer or director upon one (1) hour’s notice to all persons entitled to notice whom, in the sole judgment of the notifier, it is feasible to notify;

(b)	The director or directors in attendance at the meeting of the Board of Directors or of any Committee thereof shall constitute a quorum; and

(c)	These Bylaws may be amended or repealed, in whole or in part, by a majority vote of the directors attending any meeting of the Board of Directors, provided such amendment or repeal shall only be effective for the duration of such emergency.

Section 705. Severability. If any provision of these Bylaws is illegal or unenforceable as such, such illegality or unenforceability shall not affect any other provision of these Bylaws and such other provisions shall continue in full force and effect.

ARTICLE VIII. — AMENDMENT OR REPEAL.

Section 801. Amendment or Repeal by the Board of Directors. These Bylaws may be amended or repealed, in whole or in part, by a majority vote of members of the Board of Directors at any regular or special meeting of the Board duly convened. Notice need not be given of the purpose of the meeting of the Board of Directors at which the amendment or repeal is to be considered.

Section 802. Recording Amendments and Repeals. The text of all amendments and repeals to these Bylaws shall be attached to the Bylaws with a notation of the date and vote of such amendment or repeal.

ARTICLE IX. — APPROVAL OF AMENDED BYLAWS AND RECORD OF AMENDMENTS AND REPEALS.

Section 901. Approval and Effective Date. These Bylaws have been approved as the Bylaws of the Corporation this 8th day of November, 1988, and shall be effected as of said date.

/s/ Robert W. Allen
Robert W. Allen, Secretary

Section 902.	Amendments or Repeals.
Date Amended
Section Involved		Or Repealed	Approved By

Section 204.	Eligibility and Mandatory Retirement	07/16/1996	Board of Directors
Section 203.	Directors Must Be Shareholders; Stock Ownership	12/18/2007	Board of Directors
Section 601	Issuance; Stock Ownership	11/02/2006	Board of Directors
Section 602.	Lost or Destroyed Certificates	11/02/2006	Board of Directors